Exhibit 99.2

ImageWare Systems, Inc.

First Quarter 2016 Earnings Call

May 10, 2016

ImageWare Systems, Inc. – First Quarter 2016 Earnings Call, May 10, 2016

C O R P O R A T E   P A R T I C I P A N T S

Jim Miller, Chairman and Chief Executive Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Harvey Kohn, HRK Strategic Advisory

Robert London, London Family Trust

Robert Clutterbuck, Clutterbuck Capital Management, LLC

P R E S E N T A T I O N

Operator:

Good afternoon everyone and thank you for participating in ImageWare Systems' Corporate Update Call to highlight their progress since last update on March 16, 2016.

Joining us today are ImageWare Systems' Chairman and CEO, Mr. Jim Miller; and the Company's CFO, Mr. Wayne Wetherell.  Following their remarks, we'll open the call for your questions.

Any statements made during this presentation that are not historical facts are forward-looking statements as defined in the US Private Securities Litigation Reform Act of 1995.  Words such as anticipate, believe, estimate, expect, forecast, intend, may, plan, project, predict, if, should, and will, and similar expressions as they relate to ImageWare Systems Incorporated are intended to identify such forward-looking statements.  ImageWare may from time to time update their publicly announced projections, but is not obligated to do so.  Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur.  These projections are subject to change and could differ materially from the final reported results.  For a discussion of such risks and uncertainties, see Risk Factors in ImageWare's Annual Report on Form 10-K in their fiscal year ending December 31, 2015; its quarterly report on Form 10-Q for the quarter ending March 31, 2016; and its other reports filed with the Securities and Exchange Commission under the Securities 3 Exchange Act of 1934, as amended.  Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made.

I would like to remind everyone that this call will be available for replay through June 10, 2016 starting at 8:00 PM Eastern Time tonight.  A webcast replay will also be available via the link provided in today's press release, as well as available on the Company's website at www.iwsinc.com.  Any redistribution, retransmission, or rebroadcast of this call in any way without the expressed written consent of ImageWare Systems Incorporated is strictly prohibited.

Now, I'd like to turn the call over to the Chairman and Chief Executive Officer of ImageWare Systems, Mr.  Jim Miller.  Sir, you may please go ahead.

ImageWare Systems, Inc. – First Quarter 2016 Earnings Call, May 10, 2016

Jim Miller:

Well, thank you, Angela, and good afternoon to everyone.  As you saw at the close of the market today, we reported financial results for the first quarter ended March 31, 2016.  I'd like to start today's call by speaking first about some specific financial results for the quarter, and afterwards walk you through some recent developments.

In the first quarter of 2016, total revenue was essentially unchanged at $1 million compared to the first quarter of 2015.  An increase in Service revenue from the completion of certain identity management projects was offset by a reduction in Software revenue from identification projects.  Gross margin in the first quarter of 2016 increased 220 basis points to 73.3% compared to 71.1% in the same quarter a year ago.  The increase was primarily due to lower costs associated with the increase in Service revenues.

Net loss in the first quarter of 2016 was essentially flat at $2.3 million or $0.03 negative per share.  At March 31, 2016, cash and cash equivalents totaled $1.1 million compared to $3.4 million at December 31, 2015, and we continue to carry zero debt with full availability on our $5.5 million line of credit.

Moving on to recent developments, since our last Corporate update just two months ago, we continued to forge strategic partnerships with companies we believe will help commercialized our technology.  Today, in concert with our partners at TransUnion and AWS, Amazon Web Services, we launched our own biometric authentication service.  Several things make this joint product unique.

First, we're targeting the enterprise, and specifically the small-to-medium-sized businesses, which employ the majority of our population, yet are not large enough to be of immediate interest to some of our larger partners.

Second, with our integration of TransUnion's ID Manager product into our GoVerifyID application, we are now able to provide the first true end-to-end solution that vets your identity prior to enrollment, enrolls you, and allows you to use that enrollment to authenticate your identity going forward, thus eliminating your use of passwords and increasing your security.

Finally, our end-to-end pay-as-you-go, scale-as-you-need offering, allows quick deployment and no upfront infrastructure setup costs, reducing two significant barriers to entry.  You can now use the biometrics of your choice, simplify your login experience, improve your IT security without large upfront costs or complicated integration process.

Here's how it works.  IWS assigns you a place on our multi-tenant SaaS cloud system on the Amazon Web Service.  You can use any of our standard interfaces or out-of-the-box products to support, manage, or sync your users, such as CA Single Sign-On, Aruba's ClearPass, or one of the several IWS-supported common information exchange technologies, such SAML, SCIM or SCIM, REST, and additional third-party integrations are incredibly fast and easy.  Then install GoVerifyID by simply downloading it off the Apple or Android Store, select the biometrics of your choice, which by the way you can always change with the IWS solution, and you can, if desired, then verify the identity of our enrollees, enroll, and from that point forward, you and your users any time, any place in the world, will cease to use passwords and start to use biometrics.  It's that simple.

With the cost of supporting passwords at over $100 per user per year and compromised passwords causing 63% of data breaches, we think this product will be a winner.  The product will be the first true end-to-end biometric solution offered in the market.  It will cover the full range of authentication, including identity proofing, cloud provisioning, on-device enrollment, real-time verification, and seamless integration into existing security workflows.  TransUsing's (phon) identity vetting product allows users to confirm online through documents and other knowledge-based information that you are indeed really the person you say you are when importing you biometrics.  This feature, along with the others just referenced, make it a very unique end-to-end biometric product that you will not find anywhere else in the world.  We truly believe it reflects ImageWare's position as an innovator in the biometric space.

ImageWare Systems, Inc. – First Quarter 2016 Earnings Call, May 10, 2016

We'd also like to acknowledge that our partners at TransUnion had a huge role in the achievement of making this an end-to-end solution and we'd like to thank them for their commitment to our joint product.  As you know, TransUnion delivers information and risk management solutions to over 500 million users in 30 countries around the world.  So we believe they will be a substantial partner with a common goal.

We are also proud to announce that our first customer on this new Authentication service is Extenua with whom we've already partnered and we will shortly be announcing several additional resale partners in the coming days.  I want to point out that all of our resellers will also commit to use the service for their own use, thereby generating immediate revenue for IWS.

Announcing the new groundbreaking service we have collaborated with the folks at Gartner, one of the world's premier marketing analytics firm, and have released a joint newsletter highlighting our new solution and it's important to log—importance, excuse me, to login security and ease of use.  The newsletter is entitled Mobile Biometric User Authentication as a Service, solving your password problems with multimodal biometrics, and you could access that from our website at iws.com or via the link in the release we and Gartner issued at the close of market yesterday.

We also made significant progress with our Aruba partnership where our GoVerifyID was selected to be integrated with Aruba's ClearPass Policy Manager.  Aruba's internal sales force, as well as over 60 reseller partners, are currently being educated about the product.  We've been busy collaborating with the Aruba team to co-write content for sales webcast and other marketing materials, and have setup a joint server for customers interested in demonstration.  The formal sales kick off with the Aruba sales team is set for this Thursday, May 12.

Our partnership with Aruba gives us the ability to sell through a number of resellers.  The partnership also gives us the ability to enter into direct agreements with these resellers, and we can confidently tell you that you'll be seeing more of these in the near term.  To our knowledge, the Aruba deal is the first time a network company has selected to use biometrics for security purposes, reflecting the strength of our technology.  With a total end-user population of approximately 65 million, Aruba also represents one of the largest populations of users to be targeted for conversion from PINs and passwords, to biometrics.  As we look ahead, we believe this will more often become the case with other companies and Aruba will provide ImageWare a truly signature reference account for our commercialization strategy.

Moving on to an update of some of other commercial partnerships, earlier this month we signed an agreement with FEMSA to provide them our CloudID multi-modal biometric authentication system.  FEMSA will use biometric technology to improve their overall security and identity, credential, and access control management at their headquarters.  For those of you who do not know them, FEMSA is a $19 billion revenue New York Stock Exchange traded company based in Monterrey, Mexico that is the largest franchise bottler of Coca-Cola products in the world, as well as significant shareholders in the German-based beer maker, Heineken.  FEMSA currently has an extremely large number of employees under their umbrella and will be using our CloudID product in a paid pilot which starts next Monday, May 16.

Toward the end of the March, we announced that we joined the Amazon Web Services partner network to offer multi-modal biometric authentication.  AWS delivers a collection of cloud computing services that makeup the on-demand computing platform.  Through this network, we're able to leverage the global scale, reliability, and security offered by AWS.  Working together, such as the case with today's announced biometric Authentication service, our role will be to drive more people onto the Amazon Web through our GoMobile Interactive offering, which will be offered as the SaaS solution on the AWS cloud.  As our multi-modal Authentication service drives traffic to the AWS cloud, we are also looking forward to the many benefits we will receive from the partner network, such as business, technical, and marketing support in addition to the expanded geographical footprint.

ImageWare Systems, Inc. – First Quarter 2016 Earnings Call, May 10, 2016

We are also pleased to announce today that during the quarter we've become an official partner with SAP, under our collaboration agreement between our two companies to incorporate biometrics into SAP products.  We'll have more to say on that and our plans to work with one another in the coming weeks.  But suffice it to say for today that we couldn't be happier than to be partnered with one of the world's greatest and largest software companies.

On our last call, we mentioned how CA was scale-testing our joint product.  We have been informed that the scale testing was completed last week.  The next steps involve creating a new business arrangement around the resale of the GoVerifyID product.  After this is completed, which we expect to be shortly, we will reengage in active sales in the market.

As you know, last spring, we signed a binding agreement with Kuwait-based Agility to create a joint venture company based in Kuwait, which will sell IWS Products suite throughout the Middle East and other countries, such as India where Agility has existing customers under contract.  Agility has approximately $5 billion in annual revenue, employs over 20,000 people globally, and is a leader in supply chain management space.  We continue to work with Agility to close out the paperwork of our JV and move into the sales and marketing phase of our partnership.

Moving on to Extenua, we partnered with them early this year integrate our GoVerifyID solution with their Cloud To Drive product to help enterprises, both large and small, face security challenges posed with cloud storage.  Extenua reports to us that they have signed several new customers for our joint product and we are waiting for them to move to implementation, which in turn will trigger revenue to IWS.

In Germany, we have entered into the technical implementation phase of our work on the German Healthcare project.  That is the part of a project just prior to formal launch where we ensure that the product we are supplying is in sync with the hardware and other software products being supplied by others in the project.

Finally, two last important items.  In the last week, we were awarded three patents to bring our total patent count to 19.  The first patent is one of three patents that will protect ImageWare's innovative ability to store and recall biometrics for identity verification and identification across a number of use cases, which allows for anonymous storage of biometrics.  The second patent we received relates to our real-time biometric data management and from it being copied or integrated into existing structured, queried language database products.  The third product protects our ability to compare multiple modalities in a single biometric search process.  The awards of these patents provide further testimony to our innovative leadership and we are confident that we'll be receiving additional patent awards in the near future.

Finally, I am very pleased to announce that Dana Kammersgard will join our Board of Directors.  Dana is currently Executive Vice President of Seagate, a global leader in data storage solutions.  Prior to Seagate, Dana led Dot Hill Systems Corporation from a small private company to a leading data storage player, and played a significant role in the sale of that company to Seagate last October for $694 million.  Dana's experience and wisdom will be an invaluable asset to our Management Team as we take ImageWare to the next level in the biometric industry.

Before delivering any other closing remarks, I'd like to open the floor up for your questions.

Operator:

Thank you, Mr. Miller.  I will now go ahead and open the question-and-answer session.  If you would like to ask a question, please press star, one on your telephone keypad.  If you're using a speaker phone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Again, please press star, one to ask a question and we'll pause for just a moment to assemble the queue.

ImageWare Systems, Inc. – First Quarter 2016 Earnings Call, May 10, 2016

We will take Harvey Kohn from HRK Strategic Advisory.

Harvey Kohn:

Hey, Jim.

Jim Miller:

Hi, Harvey.

Harvey Kohn:

Congratulations, great quarter (phon).

Jim Miller:

Thank you.

Harvey Kohn:

Almost eliminates the need for my question, but I figured I would ask it anyway.  I understand that the companies, these mega companies that ImageWare has been partnering with typically take much longer than any of us previously imagined would come to the market, but my concern and, again, this all kind of made—there's less of a concern, but do you think that the slowness in coming to revenues or in getting revenues is just that or do you think these companies have some concern or issue with the technology?

Jim Miller:

Yes, it's a great question actually, Harvey.  It's got a couple of parts.  Thanks for asking it.  Well, look, first and foremost, I don't think there's any doubt, and we've all seen it and some of have lived through it.  We were really a very early foundational pioneer in this space, pretty early to the market, and as a pioneer—as the saying goes, you take a lot of arrows, and no doubt that's happened along the trail.  But we are now emerging from that long trail to a different kind of biometric industry than the kind we went into, and I think that was really the impetus for taking a look at the products, taking a look at how the markets receive them, taking a look at the partner program.  As you rightly point out, a lot of the big partners are wonderful.  They're terrific and we wouldn't trade any of them, but they deal in large numbers.

You've got the bulk of the workforce in the enterprise space that are smaller numbers, so in order to put a product on the street that address that marketplace and address the fact that 50% to 60% of the US workforce logs in with a smart device or a smartphone, and there is virtually no security around that.  We wanted to provide a very easy to use service where you can pick the biometrics of your choice using our patented biometric engine and our GoVerifyID application, which was built precisely for this, and to allow people to pay-as-you-go, get the scale when they need the scale, get rid of the upfront cost, make the integration literally a couple of hours or not more than a day, and get them to a place where they can enhance the security, enhance the login experience, and get us to a place where we can sell product and book revenue.  That's precisely what we've done with TransUnion and AWS today.

So I think this is a—this new product launch is responsive to that.  It also allows people to—as we've looked at the sales process—when you pitch a large account, if it's large enough, you go into the intricacies of a big corporation.  There is a budget; was the budget allocated such that you could make an expenditure this year, this quarter on biometrics; and if not, in some large companies, the sale has to be held off until the budget money is available.  As pressing as the security need is, we found that to be the case in a number of situations.  So rather than delay and wait, we moved to put a product on the street that addresses that, and I think this does this.

ImageWare Systems, Inc. – First Quarter 2016 Earnings Call, May 10, 2016

So I think what will happen now is you're dealing—instead of authorizing large capital expenses, you are dealing in smaller operating expenses; these are much easier to get approval.  Frankly, the market for this product is bigger because, as I said, the bulk of the workforce in this country and in many countries around the world, people commute into work or access their workplace via a smart or mobile devices.  So I think you are going to see the transition truly now into a very dynamic workplace and a very—in a market that has a lot of activity in it, and I think this product will stimulate a lot of that in favor of us.

Harvey Kohn:

Okay, thanks.

Operator:

We will take our next question from Robert London with London Family Trust.

Robert London:

Yes, thank you very much.  Jim, can you talk a little bit more about FEMSA, about the opportunity?  Is this a—I don't quite—I guess the test, you're going to have to do a validation if everything works well, but then if it does work well, what's the opportunity for us there?

Jim Miller:

Well, thanks, Bob, for the question.  It too is a good one.  Look, we are offering our products as a service.  In a service model, I would respectfully suggest to you that every month is effectively a test or a pilot.  By that, I mean you're selling a product that can be used by the user on a month-to-month basis; they are paying you for what they use.  If they elect to decrease or end their use, that's that.  So these distinctions that we've seen traditionally about pilots and tests, this is production software; it is going into the FEMSA headquarters.  It starts on Monday, enrolling folks and generating revenue, and we couldn't be happier because FEMSA, as I said in the remarks, it has several hundred thousand employees.  They are looking at this for use in a larger rollout and how it works with their existing access control systems and different processes and procedures that they have in place.  So this is a very normal step on the path to making a larger purchase and a larger—increasing the use of the product.

As I said, FEMSA is a giant of a company and they do a lot of business and they have a lot of employees.  They're not only in bottling of products, but they have a number—almost 7,000, I believe, retail stores that they operate in the country of Mexico, each one with many employees.  So, for us, it's a tremendous partner to be starting down the road with and this is exactly what we built the product for.  So we are very optimistic that this will roll through and see greater use as they get used to it.

Robert London:

Okay, thank you.  Just one more question, if I may.  The financial situation that you are in, you said $1.1 million in cash and then your unused credit line; are we still at the same place where you think this is going to be adequate for us to get to a cash flow positive mode?

Jim Miller:

Yes, I do.  I think between the cash and the use of the line, yes, we will be exactly right there.  I do, yes, we do.

ImageWare Systems, Inc. – First Quarter 2016 Earnings Call, May 10, 2016

Robert London:

So we will turn cash flow positive before we run out of money is basically the bottom line?

Jim Miller:

Yes, emphatically, yes.

Robert London:

All right, thank you.

Operator:

We will now go to Bob Clutterbuck with Clutterbuck Capital Management.

Robert Clutterbuck:

Hi, Jim; how are you?

Jim Miller:

Hey, Bob.  Good, thanks.

Robert Clutterbuck:

Jim, would you do me a favor?  Drill down on the patents, and on the ones that we just received and the ones that we have, how protected are we in the United States talking about where we have (inaudible).  From a patent position, are we more offensive or defensive in also the ones that you hope to get?  From the field of biometrics, what do we have an exclusive on?  So, if you could address those questions.

Jim Miller:

Sure, I will try my best to cover that.  It's a big range, but thanks for the question, good ones.  Well, first of all, as I've said, we will restate our commitment to patents and creating the technology and getting credit forth in the form of the patents.  We continue to believe that these will, at a time and place where we either commercialize the patent in the form of a license or where ImageWare ceases to be independent company, that this provide value in both of those cases going forward, and we think it will be a large value.  So we will continue to file for patents, and as I said in my remarks, we are confident that we will see patents issued in the very near term and beyond.

We have 19 total today.  We have another 14 in our pipeline pending.  We have been, as I said, very prolific and we'll continue to be that.  The bulk of the patents surround are real-time, high performance data matching engine, which is a product that you know as the biometric engine.  That has the bulk of the patent protection around it.  It is truly what separates us from other companies in the field who really have middleware.  They don't have their own separate database matching.  They don't scale.  They don't do real-time matching.  As you know, our belief in the biometric industry has been that if biometrics are to become consumer used, which they are in the process of in front of our very eyes, you need real-time, and real-time means in a second matching, and we get that performance out of the biometric engine.

ImageWare Systems, Inc. – First Quarter 2016 Earnings Call, May 10, 2016

What you saw granted this week, specifically, are a couple of patents, a couple of them what I will call, to use your characterization, I think is a good one: offensive.  Extending the reach of the biometric engine, no surprise as any software company needs to do, we do it.  Our R&D group is constantly making a good product even better.  As they innovate, they extend the reach of the already existing patents to cover new features and new ways of doing things that the world hasn't thought of before.

Sometimes, however, we take a look back and we say, well, how can people perhaps get around the patent protection or somehow maneuver into a place where they could make a competitive product not using the patent, and therefore we sometimes get defensive.  One of these is really that, taking a look at sort of what I'll call normal regular text and number databases and filing a patent to ensure that those databases stay in the field they are in today, and that if they come into the biometric field, there needs to have to be a conversation held with the patent owner, in this case us.

So that's—in terms of international protection, Bob, a number of these patents have been filed with the protection of the International Patent Treaty.  This is a treaty the US government has with a number of countries around the world.  Generally, it's not true in every case, but generally we elect to cover 11 countries in Europe, Japan, Canada, some countries in Latin America, and Australia and New Zealand with the technology.  We also have a couple of patents actually in China as well.  Again, we pick and choose those.  Not every patent gets that broad of a coverage, but these latest ones in this series do in fact have that coverage.

Robert Clutterbuck:

Thanks, Jim.  One more quick question, if I can, and then give somebody else a chance to hop in.  You talked about in your answer scalability.  To the best of your knowledge, if you are willing to answer it, where do you and David feel, when you're talking about scalability—how scalable are we and to the best of your knowledge, what's the scalability in a number of our nearest competitor?

Jim Miller:

I don't think anybody scales as well as the ImageWare product does.  We built this to scale initially into the hundreds of millions well before, as we all know, there were hundreds of millions of people to fill a database.  It's a product that is out there and it's tried and true.  It is already working in environments of tens of millions.  We have run scalability tests into the hundreds of millions on the product successfully.  So we are very, very confident that it will scale up in the number of pilot tests that we are actively running today.  It is scaling up beautifully as large users tested precisely for that.  I don't think there's a product out there that's scales as well as ImageWare does.

I say that principally because most of these folks took a middleware approach.  They didn't build the database that runs simultaneous biometrics side by side.  They are literally a traffic cop tapping into the databases of the individual algorithms.  It's a way less efficient way of processing and that additional layer means time, and time is your enemy when you have 100 million people trying to get into their bank account all at the same hour.  You need something that is going to respond to those queries as they hit and that's the product we built.  We are proud of that.  We will stand it up against anybody, period.

Robert Clutterbuck:

Terrific, okay.  I will hop off.  Thanks, Jim.

Operator:

At this time, this concludes our question-and-answer session.  I would now like to turn the call back over to Mr. Miller for closing remarks.

ImageWare Systems, Inc. – First Quarter 2016 Earnings Call, May 10, 2016

Jim Miller:

Thanks, Angela.  In closing, we believe we have the right products in a burgeoning industry that's now forecasted to reach over $34 billion by 2022.  I cite a just published Credence Research Report released earlier this week.  In 2015, more than half a billion new mobile devices came online totaling almost 8 billion globally.  Mobile devices can be stolen and passwords hacked easily.  We see it every day.  So it's no wonder identity theft is skyrocketing.  Passwords are not secure, they are not inexpensive and they are not necessarily easy to use.  Sixty-three percent of all confirmed data breaches in 2015 involved weak or deficient or stolen passwords.

According to a recent study from Infotech, password reset costs an astounding $118 per year per customer in terms of helpdesk staff time dedicated to the effort.  This is—the good news is with ImageWare's new authentication service, you can simplify your user's login experience while enhancing your IT security without a complicated integration process or a huge upfront cost.  So you can see why we remain confident in our clear strategy that will allow us to break into the commercial market with enterprises of all sizes, especially those small and medium-sized companies that haven't had the ability to enter into agreements for such a security product due to lack of scale.

Said very simply, our products are now enterprise-ready for small or large enterprise users in either public or private sectors.  It's difficult for investors to be patient, and believe me, we get it, difficult for us too.  But make no mistake, we are in the right place, we are in the right time, and we have the right products.  As we watch the biometric move and unfold before our eyes, at last, to greater adoption in the private sector, we believe that 2016 will be a great year for ImageWare.

As always, we'd like to thank everyone for joining today.  We appreciate your time and your ongoing support and we look forward to speaking to you along the way and when we report our second quarter results in August.  Thank you all again for your time and wish you a good afternoon and good evening.

Operator:

Ladies and gentlemen, this does conclude today's conference.  We thank you for your participation and you may now disconnect.